Exhibit 99

Best Buy Provides Business Update Related to COVID-19

MINNEAPOLIS, April 15, 2020 -- Best Buy Co., Inc. (NYSE: BBY) today announced business updates related to the novel coronavirus (COVID-19).

Best Buy CEO Corie Barry said, “The situation we are all facing as a result of the COVID-19 pandemic is truly unprecedented. As we previously communicated, we made the decision for the health and safety of our customers and employees to shift our stores to a temporary enhanced curbside service-only model starting March 22. At that time, we also suspended all in-home delivery, installation and repairs.”

Barry continued, “I am so incredibly proud of our teams’ execution – they seamlessly implemented a new and highly effective operating model in a matter of 48 hours across our entire store base. We are fulfilling essential technology needs for customers in a safe and innovative way, including continuing to provide remote technical advice and support. This time of working, learning, cooking, entertaining and, importantly, connecting across the country from home only underscores our strategy and purpose: to enrich lives through technology.”

“We have retained approximately 70% of our sales1 compared to last year since moving to our enhanced curbside service model despite the fact that all our Domestic stores are closed to customer traffic and approximately 40 of them, particularly in the Northeast, have been completely closed to all business for at least 10 days at our discretion,” Barry continued. “This is a testament to the strength of our multi-channel capabilities – as our Domestic online sales are up over 250% and approximately 50% of these sales are from customers choosing to pick up their products at our stores since moving to our curbside service model.”

From the first days of the pandemic, the company made these decisions related to its employees: (1) Best Buy employees do not have to work if they do not feel comfortable doing so; and (2) they should stay home if they are feeling sick, knowing they would be paid. All retail and field employees whose hours were eliminated when the company shifted to the curbside service model are being paid for their regularly scheduled hours through April 18.

Barry concluded, “The situation remains very fluid and there is still a great deal of uncertainty, particularly as it relates to depth and duration of store closures and consumer confidence over time. We are taking the steps necessary to resume providing our customers in-home services in the near future, keeping in mind our overriding priority on the safety of our employees and customers. We are also preparing to re-open stores to customers as soon as it is safe to do so, with timing likely to vary at state and local levels. In the meantime, as you would expect, we are focused on making the difficult decisions necessary to ensure that at the end of this crisis Best Buy remains a strong, vibrant company.”

In this context, the company is taking the following actions:

•

Beginning April 19, the company is temporarily furloughing approximately 51,000 Domestic hourly store employees, including nearly all part-time employees. The company is retaining approximately 82% of its full-time store and field employees on its payroll, including the vast majority of In-Home Advisors and Geek Squad Agents. Furloughed employees will retain their health benefits at no cost to them for a minimum of three months.

•	Beginning April 19, some corporate employees are participating in voluntary reduced work weeks and resulting pay, as well as voluntary furloughs.

•	CEO Corie Barry will forego 50% of her base salary and the members of the Board of Directors will forego 50% of their cash retainer fees through at least September 1, 2020.

•	Company executives reporting directly to the CEO will take a 20% reduction in base salary through at least September 1, 2020.

•	Other actions include:

o	Lowering merchandise receipts to match demand with a focus on essential items for our customers
o	Extending payment terms in partnership with key merchandising vendors
o	Reducing promotional and marketing spend aligned to temporary operating model
o	Lowering capital spend to focus on mandatory maintenance or high-value strategic areas
o	Suspending 401(k) company matching program

In order to help employees financially impacted by the pandemic, Best Buy has partnered with its founder, Dick Schulze, to establish a $10 million employee assistance fund, available to all part- and full-time hourly employees who have been with the company longer than one year. Best Buy and Mr. Schulze shared equally in the creation of the fund and the company’s portion was paid by repurposing the majority of its annual corporate giving budget.

Sales Update1

The company’s sales for the 9-week period ended April 4, 2020, declined approximately 5% on a year-over-year basis. The following provides additional information regarding estimated quarter-to-date results:

•	The company’s quarter-to-date sales through March 20, 2020, grew approximately 4% and were ahead of original expectations.
•

In the eight-day period ended March 20, 2020, sales grew approximately 25% as the company experienced a surge in demand across products that people need to work or learn from home, as well as those products that allow people to freeze food..

•

While the company is still seeing heightened demand for these products, as well as gaming products, the company’s year-over-year sales declined approximately 30% from March 21, 2020, when the company announced its decision to shift to the interim operating model and close all of its Domestic stores to customer traffic, through April 11, 2020.

As a reminder, on March 21, 2020, the company announced that it withdrew all previously issued financial guidance for fiscal 2021 and, to bolster its cash position and maximize flexibility in this fluid environment, drew the full amount of its $1.25 billion revolving credit facility and suspended all share repurchases.

The company will provide additional business updates when it releases its Q1 FY21 results in late May 2020.

Notes:

(1) All references to sales within this release are calculated based on the company’s internal data, which the company uses to estimate revenue performance on a daily or weekly interval. Sales growth percentages represent the year-over-year change compared to the same period in the prior fiscal year. Due to the adoption of the interim operating model and closure of some stores, changes are based on absolute sales dollar changes and are not presented in accordance with the company’s comparable sales definition. The sales percentages in this release are estimated, unaudited and subject to the closing of the fiscal quarter ending May 2, 2020 and to quarter-end financial and accounting procedures that have yet to be performed. When the company prepares its financial statements for the fiscal quarter ending May 2, 2020, it may identify material adjustments that would have changed the amounts shown for the periods described in this release. Other companies may track internal sales data using different methods and systems, and therefore the estimated data presented here may not be comparable to any data released by other companies.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “foresee,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: the duration and scope of the COVID-19 pandemic and the impact on demand for our products and services, levels of consumer confidence and our supply chain; the effects and duration of steps we take in response to the pandemic, including the implementation of our temporary operating model; actions governments, businesses and individuals take in response to the pandemic and their impact on economic activity and consumer spending; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers), our expansion strategies, our focus on services as a strategic priority, our reliance on key vendors and mobile network carriers, our ability to attract and retain qualified employees, changes in market compensation rates, risks arising from statutory, regulatory and legal developments, macroeconomic pressures in the markets in which we operate, failure to effectively manage our costs, our reliance on our information technology systems, our ability to prevent or effectively respond to a privacy or security breach, our ability to effectively manage strategic ventures, alliances or acquisitions, our dependence on cash flows and net earnings generated during the fourth fiscal quarter, susceptibility of our products to technological advancements, product life cycle preferences and changes in consumer preferences, economic or regulatory developments that might affect our ability to provide attractive promotional financing, interruptions and other supply chain issues, catastrophic events, health crises, pandemics, our ability to maintain positive brand perception and recognition, product safety and quality concerns, changes to labor or employment laws or regulations, our ability to effectively manage our real estate portfolio, constraints in the capital markets or our vendor credit terms, changes in our credit ratings, any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S., including trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties) and risks arising from our international activities.

A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on March 23, 2020. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Press@bestbuy.com
(612) 291-7735 or mollie.obrien@bestbuy.com